Exhibit 99

PPG Industries, Inc. One PPG Place Pittsburgh, Pennsylvania 15272 USA www.ppg.com
News	Contact: Jeremy Neuhart 412-434-3046 neuhart@ppg.com
Investors: Vince Morales 412-434-3740 vmorales@ppg.com
PPG Chief Executive Officer Bunch discusses economic conditions
PITTSBURGH, Jan. 28, 2009 — PPG Industries (NYSE:PPG) Chairman and Chief Executive Officer Charles E. Bunch discussed the state of the global economy with members of the media in New York yesterday. PPG recently reported record revenue for 2008 of $15.8 billion.
Bunch said that deterioration in industrial end-use markets has spread from the United States to other regions, such as Europe and Asia/Pacific. Regarding the Asia/Pacific region, Bunch said that while the company has seen some slowdown in the economy, it has seen some positive signs in the automotive market in China during January.
Bunch also discussed PPG’s January 2008 acquisition of former Netherlands-based coatings manufacturer SigmaKalon. He noted that SigmaKalon had record performance in 2008 and said the acquisition has “exceeded our expectations.” The SigmaKalon acquisition greatly expanded and strengthened PPG’s presence in Western Europe and certain emerging regions, and it has positioned PPG for further improvements in productivity, according to Bunch.
During the second half of last year, PPG experienced dramatic and continued weakness in demand from certain end-markets, particularly automotive and construction. As such, PPG announced in September 2008 a restructuring initiative aimed at saving approximately $100 million on an annual basis by closing certain plants and idling assets in North America and Western Europe.
Citing continued weakness in North American housing and automotive markets, Bunch said the first two quarters of 2009 are likely to continue to be marked by difficult market conditions. In recent weeks, the company indicated that it would monitor business conditions to determine if further restructuring might be necessary. When asked if potential job losses at PPG as a result of 2008 and potential 2009 restructuring initiatives could reach 10 percent of the total work force, Bunch said that estimate “would be at the high end.” While no restructuring plans have been announced this year, Bunch indicated that PPG will continue to evaluate various options and measures for reducing costs in 2009 to address the declining economic conditions in North America and Western Europe.
The company released fourth quarter and full-year earnings Jan. 16, 2009, reporting record sales for the fourth quarter of $3.2 billion and net income of $71 million, or 43 cents per share. Fourth quarter 2007 sales were $3.1 billion and net income was $200 million, or $1.21 per share.
Commenting on the company’s 2008 performance, Bunch said, “We delivered solid earnings despite rapidly rising energy and material costs and substantial demand declines, and our cash from operations was approximately $1.4 billion, which surpassed the prior year by nearly 40 percent.
“We ended the year with $1 billion of cash on hand, which was up from approximately $500 million at the end of 2007. This gives us tremendous financial flexibility, which is critical in today’s business climate. Our performance this past year under intensely difficult market conditions continues to demonstrate our strengthened business portfolio and the success of our strategic direction,” he said.
About PPG
Pittsburgh-based PPG is a global supplier of paints, coatings, chemicals, optical products, specialty materials, glass and fiber glass. The company has more than 150 manufacturing facilities and equity affiliates and operates in more than 60 countries. PPG shares are traded on the New York Stock Exchange (symbol: PPG). For more information, visit www.ppg.com.
Forward-Looking Statements
Statements in this news release relating to matters that are not historical facts are forward-looking statements reflecting the company’s current view with respect to future events or objectives and financial or operational performance or results. These matters involve risks and uncertainties as discussed in PPG Industries’ periodic reports on Form 10-K and Form 10-Q, and its current reports on Form 8-K, filed with the Securities and Exchange Commission. Accordingly, many factors could cause actual results to differ materially from the company’s forward-looking statements.
Among these factors are global economic conditions, increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials and energy, the ability to maintain favorable supplier relationships and arrangements, difficulties in integrating acquired businesses and achieving expected synergies therefrom, economic and political conditions in international markets, foreign exchange rates and fluctuations in such rates, the impact of environmental regulations, unexpected business disruptions and the unpredictability of possible future litigation, including litigation that could result if the asbestos settlement discussed in PPG’s filings with the SEC does not become effective. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.
Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, operations or liquidity.